Exhibit 1.1

AMENDMENT NO. 2 TO AT MARKET ISSUANCE SALES AGREEMENT

December 31, 2020

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Cantor Fitzgerald & Co.

110 East 59th Street

New York, NY 10022

National Securities Corporation

200 Vesey Street, 25th Floor

New York, NY 10281

Oppenheimer & Co. Inc.

85 Broad Street, 23rd Floor

New York, NY 10004

H.C. Wainwright & Co., LLC

430 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Mustang Bio, Inc., a Delaware corporation (the “Company”), together with B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.) (“B. Riley”), Cantor Fitzgerald & Co. (“Cantor”), National Securities Corporation (“NSC”) and Oppenheimer & Co. Inc. (“Oppenheimer”; each of B. Riley, Cantor, NSC and Oppenheimer individually an “Original Agent” and collectively, the “Original Agents”), are parties to that certain At Market Issuance Sales Agreement dated July 27, 2018, as amended on July 20, 2020 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and Original Agents desire to amend the Original Agreement as set forth in this Amendment No. 2 thereto (this “Amendment”) as follows:

1.              The definitions of “Agent” and “Agents” in the first paragraph of the Original Agreement are hereby amended to include H.C. Wainwright & Co., LLC (“HCW” and together with the Original Agents, the “Agents”).

2.              Section 6(a) is hereby amended to replace:

“The Prospectus Supplement will name BRFBR, Cantor, National and Oppenheimer as the agents in the section entitled “Plan of Distribution.”

With,

“The Prospectus Supplement will name the Agents as the agents in the section entitled “Plan of Distribution.”

3.              Section 10 of the Original Agreement is updated to add:

“H.C. Wainwright & Co., LLC

430 Park Avenue

New York, NY 10022

Attention: Head of Investment Banking

Email: atm@hcwco.com”

4.              All references to “July 27, 2018 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated July 20, 2020)” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “July 27, 2018 (as amended by Amendment No. 1, dated July 20, 2020, and Amendment No. 2, dated December 31, 2020)”.

5.              Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

6.              From and after the date hereof, HCW shall be considered to be an Agent under the Original Agreement, as amended hereby, and agrees to be bound by the terms of the Original Agreement, as amended hereby.

7.             This Amendment together with the Original Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agents. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

8.             EACH OF THE COMPANY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES) AND THE AGENTS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.              THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

10.           Each of the Company and the Agents agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 10 of the Original Agreement, as amended by this Amendment, shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Agents irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

11.            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agents, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agents.

Very truly yours,

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Senior Managing Director, Global Head of Investment Banking

NATIONAL SECURITIES CORPORATION

By:	/s/ Jonathan Rich
Name:	Jonathan Rich
Title:	EVP - Head of Investment Banking

OPPENHEIMER & CO. INC.

By:	/s/ Michael Margolis, R. Ph.
Name:	Michael Margolis, R. Ph.
Title:	Managing Director, Co-Head of Healthcare Investment Banking

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name:	Mark W. Viklund
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to At Market Issuance Sales Agreement]

ACCEPTED as of the date
first-above written:

MUSTANG BIO, INC.

By:	/s/ Manuel Litchman, M.D.
Name:	Manuel Litchman, M.C.
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to At Market Issuance Sales Agreement]